UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 9, 2022

Date of Report (Date of earliest event reported)

EMCORE CORPORATION

Exact Name of Registrant as Specified in its Charter

New Jersey	001-36632	22-2746503
State of Incorporation	Commission File Number	IRS Employer Identification Number

2015 W. Chestnut Street, Alhambra, CA 91803

Address of principal executive offices, including zip code

(626) 293-3400

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EMKR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Purchase Agreement

On August 9, 2022, EMCORE Corporation (“EMCORE”) entered into an Asset Purchase Agreement (the “Purchase Agreement”), by and among EMCORE, Delta Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of EMCORE (“EMCORE Sub”), and KVH Industries, Inc., a Delaware corporation (“Seller”), pursuant to which Seller agreed to sell the assets (the “Purchased Assets”) primarily related to its Inertial Navigation segment (the “Business”), including Seller’s property interests in its Tinley Park facility, to EMCORE (the “Transaction”). The signing and closing of the Transaction occurred simultaneously.

Under the terms of the Purchase Agreement, EMCORE paid approximately $55.0 million in cash for the Purchased Assets (the “Purchase Price”), subject to certain working capital adjustments. The Transaction also involved EMCORE's assumption of specified liabilities, generally including the liabilities primarily related to the Business. At the closing, $1.0 million of the Purchase Price (the “Holdback Amount”) was held back by EMCORE as security for certain post-closing obligations of Seller. The Holdback Amount will be released over time, if at all, upon satisfaction by Seller of certain of its post-closing obligations. In connection with the Transaction, the parties entered a transition services agreement pursuant to which Seller will provide certain migration and transition services to facilitate an orderly transaction of the operation of the Business to EMCORE in the 12 month period following consummation of the Transaction.

The Purchase Agreement contains certain representations, warranties, covenants and indemnification provisions, including for breaches of covenants and for losses resulting from Seller liabilities specifically excluded from the Transaction. In connection with its entry into the Purchase Agreement, EMCORE obtained a customary representations and warranties insurance policy as recourse for certain losses arising out of breaches of representations and warranties of Seller set forth in the Purchase Agreement. The representations and warranties insurance policy is subject to certain policy limits, exclusions, deductibles and other terms and conditions.

Seller has agreed that, for the period commencing on the date of closing until the five-year anniversary thereof, neither Seller nor any of its affiliates will, directly or indirectly, compete with the business related to the development, engineering, manufacturing, marketing, distribution or sale of navigations sensors and systems or inertial sensors and systems for defense or commercial applications (including self-driving vehicles), as operated by Seller as of immediately prior to the closing, subject to certain limitations. Seller has also agreed that, for a period of 24 months after the closing, neither Seller nor any of its affiliates will, directly or indirectly, solicit to employ or employ any employee of EMCORE or any employee transferred to EMCORE as part of the Transaction.

The above description of the Purchase Agreement is a summary only and is qualified in its entirety by the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The Purchase Agreement governs the contractual rights between the parties in relation to the Transaction. The Purchase Agreement has been filed as an exhibit to this Current Report on Form 8-K to provide investors with information regarding the terms of the Transaction and is not intended to modify or supplement any factual information about the parties. The terms of the Purchase Agreement govern the contractual rights and relationships, and allocate risks, among the parties in relation to the transactions contemplated by the Purchase Agreement. In particular, the assertions embodied in the representations and warranties in the Purchase Agreement reflect negotiations between, and are solely for the benefit of, the parties thereto and may be limited, qualified or modified by a variety of factors, including: subsequent events, information included in public filings, disclosures made during negotiations, correspondence between the parties and in confidential disclosure schedules to the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts and may not describe the actual state of affairs at the date they were made or at any other time. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual state of facts about the parties.

New ABL Credit Agreement

On August 9, 2022, EMCORE and EMCORE Space & Navigation Corporation (the “Borrowers”) entered into that certain Credit Agreement, dated as of August 9, 2022 (the “Credit Agreement”), among the Borrowers, the lenders party thereto and Wingspire Capital LLC, as administrative agent for the lenders (the “Agent”). The Credit Agreement provides for two credit facilities: (a) an asset-based revolving credit facility in an aggregate principal amount of up to $40,000,000, subject to a borrowing base consisting of eligible accounts receivable and eligible inventory (subject to certain reserves), and (b) a term loan facility in an aggregate principal amount of $5,965,000. The making of the loans under the Credit Agreement is subject to the satisfaction of certain conditions precedent, including, among other things, the execution and delivery of a pledge and security agreement, pursuant to which the obligations under the Credit Agreement will be secured on a senior secured basis (subject to permitted liens) by substantially all assets of the Borrowers and substantially all assets of any future guarantors. Although no subsidiaries of EMCORE are currently required to guarantee the Borrowers’ obligations under the Credit Agreement, EMCORE Sub may be required to become a borrower or a guarantor under the Credit Agreement under certain circumstances as determined by the Agent in its sole discretion, and domestic subsidiaries of EMCORE that are formed or acquired after the closing under the Credit Agreement will be required to become guarantors under the Credit Agreement.

The proceeds of the loans made on the closing date under the Credit Agreement may be used (i) to finance the Transaction and pay fees, costs and expenses in connection therewith, (ii) to pay fees, costs and expenses in connection with the financing, and (iii) for general corporate purposes.

Borrowings under the Credit Agreement will mature on August 8, 2025, and will bear interest, at a rate per annum equal to term SOFR plus a margin of 3.75% in the case of revolving loans and term SOFR plus a margin of 5.50% in the case of term loans. In addition, the Borrowers will be responsible for the Agent’s annual collateral monitoring fees as well as the lenders’ fees and expenses, including a closing fee of 1.00% of the aggregate principal amount of the commitments as of the closing with respect to revolving loans and 1.50% of the aggregate principal amount of the commitments as of the closing with respect to term loans. The Borrowers may also be required to pay an unused line fee of 0.50% in respect of the undrawn portion of the revolving commitments, which is generally based on average daily usage of the revolving facility during the immediately preceding month.

The Credit Agreement contains representations and warranties, reporting and other affirmative covenants, and negative covenants that are generally customary for credit facilities of this type. Among others, the Credit Agreement contains various covenants that, subject to agreed upon exceptions, limit the Borrowers’ and their respective subsidiaries’ ability to incur indebtedness, grant liens, enter into sale and leaseback transactions, enter into swap agreements, make loans, acquisitions and investments, change the nature of their business, acquire or sell assets or consolidate or merge with or into other persons or entities, declare or pay dividends or make other restricted payments, enter into transactions with affiliates, enter into burdensome agreements, change fiscal year, amend organizational documents, and use proceeds to fund any activities of or business with any person that is the subject of governmental sanctions. In addition, the Credit Agreement requires that, for any period commencing upon the occurrence of an event of default or excess availability under the Credit Agreement being less than the greater of $5,000,000 and 15% of the revolving commitments until such time as no event of default shall be continuing and excess availability under the Credit Agreement shall be at least the greater of $5,000,000 and 15% of the revolving commitments for a period of 60 consecutive days, the Borrowers satisfy a consolidated fixed charge coverage ratio of not less than 1.10:1.00.

The Credit Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Borrowers under the Credit Agreement to be immediately due and payable, and exercise rights and remedies available to the lenders under the Credit Agreement or applicable law or equity.

At the closing under the Credit Agreement, the Borrowers borrowed revolving loans in an aggregate principal amount of $14,250,000 and term loans in an aggregate principal amount equal to the entire term loan commitment.

The above description of the Credit Agreement is a summary only and is qualified in its entirety by the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosures regarding the Purchase Agreement and the Transaction set forth in Item 1.01 above is incorporated by reference into this Item 2.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures regarding the Credit Agreement set forth in Item 1.01 above are incorporated by reference into this Item 2.03.

Item 9.01   Financial Statements and Exhibits.

(a)           Financial Statements of business Acquired.

The financial information required by this Item 9.01 is not being filed herewith. It will be filed not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b)           Pro forma financial information.

The financial information required by this Item 9.01 is not being filed herewith. It will be filed not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

Exhibit No.	Description

1.1	Asset Purchase Agreement, dated as of August 9, 2022 by and among EMCORE Corporation, Delta Acquisition Sub, Inc., and KVH Industries, Inc.
10.1	Credit Agreement, dated as of August 9, 2022, among EMCORE, EMCORE Space & Navigation Corporation, the lenders party thereto and Wingspire Capital LLC, as administrative agent for the lenders.
104	Cover Page Interactive Data File (imbedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMCORE CORPORATION

Dated: August 9, 2022	By:	/s/ Tom Minichiello
Tom Minichiello, Chief Financial Officer

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